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EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

December 30, 2002

ION Networks, Inc.
1551 South Washington Avenue
Piscataway, New Jersey 08854

        Re: 2002 Stock Incentive Plan; Stock Option Agreement between Microframe, Inc. (predecessor to Registrant) and Robert Levitt, dated March 19, 1999; and Stock Option Agreement between Microframe, Inc. (predecessor to Registrant) and Alexander C. Stark Jr., dated March 10, 1998.

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of ONE MILLION THREE HUNDRED TEN THOUSAND (1,310,000) shares of your common stock, $0.001 par value per share (the "Common Stock"), of which (i) 1,250,000 shares of Common Stock will be issuable under the ION Networks, Inc. 2002 Stock Incentive Plan (the "Plan"), (ii) 10,000 shares of Common Stock will be issuable under the Stock Option Agreement between Microframe, Inc. (predecessor to Registrant) and Robert Levitt, dated March 19, 1999 and (iii) 50,000 shares of Common Stock will be issuable under the Stock Option Agreement between Microframe, Inc. (predecessor to Registrant) and Alexander C. Stark Jr., dated March 10, 1998.

        As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Common Stock, you will receive consideration in an amount not less than the aggregate par value of the Common Stock covered by each such issuance.

        Based upon and subject to the foregoing, it is our opinion that the Common Stock, when issued and outstanding in accordance with the Plan, the Stock Option Agreement between Microframe, Inc. (predecessor to Registrant) and Robert Levitt, dated March 19, 1999 and the Stock Option Agreement between Microframe, Inc., dated March 10, 1998, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Morrison & Foerster LLP

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  EXHIBIT 5.1
OPINION OF MORRISON & FOERSTER LLP